Exhibit 99.2

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TRILLER

Unless the context otherwise requires all references in this section to “Triller,” or the “Company,” refer to the business of Triller Hold Co LLC and its subsidiaries prior to the Triller Reorganization and to Triller Corp and its subsidiaries effective as of the Reorganization.

The following discussion and analysis provide information which Triller’s management believes is relevant to an assessment and understanding of Triller’s consolidated results of operations and financial condition. The discussion should be read together with the consolidated financial statements as of and for the years ended December 31, 2023 and 2022 and the nine months ended September 30, 2024 and 2023 and the related notes, elsewhere in this proxy statement.

This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Triller’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risks Relating to Triller’s Business” in this proxy statement.

Forward-Looking Statements

The information in this discussion contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are subject to the “safe harbor” created by those sections. These forward-looking statements include, but are not limited to, statements concerning Triller’s strategy, future operations, future financial position, future revenues, projected costs, prospects and plans and objectives of management. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Triller may not actually achieve the plans, intentions, or expectations disclosed in Triller’s forward-looking statements and you should not place undue reliance on Triller’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that Triller makes. These forward-looking statements involve risks and uncertainties that could cause Triller’s actual results to differ materially from those in the forward-looking statements, including, without limitation, the risks set forth in Triller’s filings with the SEC. The forward-looking statements are applicable only as of the date on which they are made, and Triller does not assume any obligation to update any forward-looking statements.

Overview

Triller is a global, artificial intelligence (“AI”) powered technology platform (“Technology Platform”) that serves a broad constituency of Creators and Brands around the world. “Creators” include influencers, artists, athletes and public figures that utilize Triller’s Technology Platform to create and publish content. Famous Creators that use Triller’s Technology Platform include influencers like Charli D’Amelio and Bryce Hall and music artists like The Weeknd. “Brands” are companies, products or product lines which are active on Triller’s Technology Platform and utilize or have utilized one or more of Triller’s products or services offered through Triller’s Technology Platform (“Direct Brands”), or companies, products or product lines whose associated data Triller tracks, report on and make available to Triller’s clients as part of one or more of Triller’s product offerings (“Tracked Brands,” and collectively with Direct Brands, “Brands”). Brands that have utilized or continue to utilize Triller’s platform include McDonalds, Pepsi, Walmart, L’Oréal, Puma, Charmin and Major League Baseball.

Key Acquisitions

Triller has grown its business primarily through acquisitions. Triller made the following acquisitions during the year ended December 31, 2022:

●	BKFC on April 1, 2022;

●	Fangage on November 1, 2022; and

●	Julius on November 11, 2022.

Discontinued Operations

In June 2022, Triller’s management announced its intentions to strategically divest the Triller Fight Club Event Production business (“TFC Productions”). As of June 30, 2022, TFC Productions was no longer being operated by Triller and Triller no longer incurs any material production and operating costs associated with TFC Productions. As a result of these actions, TFC Productions is reported as a discontinued operations in the consolidated financial statements for all periods presented.

Non-GAAP Financial Measures

In addition to Triller’s results of operations determined in accordance with GAAP, Triller believes the following non-GAAP measure, Adjusted EBITDA, is useful in evaluating Triller’s operational performance. Adjusted EBITDA has limitations as an analytical tool and when assessing Triller’s operating performance and should not be considered in isolation or as a substitute for GAAP measures. Triller may calculate or present its non-GAAP financial measure differently than other companies who report measures with the similar titles and, as a result, the non-GAAP measure Triller reports may not be comparable with that of companies in its industry or in other industries.

Triller believes that Adjusted EBITDA, the non-GAAP financial measure Triller uses, is useful in evaluating its operational performance. Triller uses this non-GAAP financial measure to evaluate its ongoing operations and for internal planning, budgeting and forecasting purposes. Triller believes that non-GAAP financial information, may be helpful to investors in assessing Triller’s operating performance and comparing Triller’s performance with competitors and other comparable companies, which may present similar non-GAAP financial measures to investors. Triller’s computation of this non-GAAP measure may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate these measures in the same fashion. Triller endeavors to compensate for the limitation of the non-GAAP measure presented by also providing the most directly comparable GAAP measure and a description of the reconciling items and adjustments to derive the non-GAAP measure. The non-GAAP measure should be considered in addition to results prepared in accordance with GAAP but should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.

Results of Operations and Comprehensive Loss

Comparison of the Nine Months Ended September 30, 2024 and 2023 (unaudited)

The following table sets forth our results of operations for the nine months ended September 30, 2024 and 2023:

($ in thousands)	Nine Months Ended, September 30
	2024	2023	$ Change	% Change

Revenues	$33,285	$33,586	$(301)	NM
Operating costs and expenses
Cost of revenues	28,852	30,918	(2,066)	(7)%
Research and development	6,440	7,860	(1,420)	(18)%
Selling and marketing	15,253	10,680	4,573	43%
General and administrative	74,532	34,368	40,164	117%
Contingent consideration	–	11,364	(11,364)	(100)%
Depreciation and amortization	1,707	22,791	(21,084)	(93)%
Total operating expenses	126,784	117,981	8,803	7%
Total operating loss	(93,499)	(84,395)	(9,104)	(11)%

Other income (expense), net
Change in fair value of warrants and long-term debt	25,236	(53,333)	78,569	147%
Interest expense	(13,795)	(2,841)	(10,954)	(386)%
Settlement of anti-dilution provision	(41,111)	–	(41,111)	(100)%
Gain (loss) on cancellation of warrants	7,308	–	7,308	100%
Other expense	(303)	167	(470)	(281)%
Other income (expense), net	(22,665)	(56,007)	33,342	60%

Net loss from continuing operations before income taxes	(116,164)	(140,402)	24,238	17%
Income tax benefit (expense)	(705)	6,160	(6,865)	(111)%
Net loss from continuing operations	(116,869)	(134,242)	17,373	13)%
Net (loss) income from discontinued operations, net of income taxes	–	200	(200)	(100)%

Net loss	(116,869)	(134,042)	17,173	13%

Less: Net loss attributable to noncontrolling interests	(8,974)	(2,890)	(6,084)	(211)%
Net loss attributable to Triller, Inc.	$(107,895)	$(131,152)	$23,257	18%

Revenues

Revenue decreased by $0.3 million, or 1%, for the nine months ended September 30, 2024, compared to the nine months ended September 30, 2023. The decrease was attributable to year-over-year decrease of $0.6 million in Brand offset by increase in Consumer revenue by $0.3 million. Brand revenue decrease was driven by $0.1 million in in our brand advertising campaigns and related SaaS fees, plus $0.6 million reduction in PPV and related subscription revenue from Triller TV. Consumer revenue increase was driven by a $1.7 million increase in BKFC sponsorships and subscriptions offset by $1.4 million reduction due to Thuzio business wind down.

Cost of Revenue

Cost of revenue decreased by $2.1 million, or 7%, for the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023. The decrease was mainly attributable to the decrease in Consumer cost of revenue where $1.7 million is due to wind down of Thuzio; additionally BKFC drove a $0.7 million of the decrease, where a $1.8 million decrease is attributed to fighter costs offset by $1.1 million increase in production and event costs. Offset by $0.5 million increase for talent & influencers costs.

Research and Development

Research and development expenses decreased by $1.4 million, or 18%, for the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023. The decrease was primarily attributable to reduced spend in hosting software and technology related to Triller’s Technology Platform.

Selling and Marketing

Selling and marketing expenses increased by $4.6 million, or 43%, for the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023. The increase was primarily attributable to $7.6 million in promotional fees and stock compensation to promote the BKFC brand. Offset by $0.9 million due to shut down of Thuzio business and $2.3 million in lower marketing and advertising spend as part of Triller’s efforts to reduce overall operating costs by leveraging the acquisitions and Technology Platform to advertise Triller’s offerings across its platform as well as focusing its efforts on its core audiences.

General and Administrative from Continuing Operations

General and administrative expenses increased by $40.2 million, or 117%, for the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023. The increase was attributable primarily to a $41.7 million increase in litigation settlement and legal fees offset by a reduction in music licensing costs and other operating expenses.

Depreciation and Amortization from Continuing Operations

Depreciation and amortization expense decreased by $21.1 million, or 93%, for the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023 as a result of the impairment of intangible assets for the year-ended December 31, 2023.

Change in fair value of warrants and long-term debt

The change in fair value of warrants and long-term debt as of the nine months ended September 30, 2024 resulted in a gain of $25.2 million, compared to a $53.4 million loss as of the nine months ended September 30, 2023, which represents a $78.6 million gain period over period. The gain is primarily due to the change in fair value of underlying Common B Units in each period.

Interest Expense

Interest expense increased by $11.0 million, or 386%, for the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023.

Settlement of Anti-Dilution Provision

Settlement of anti-dilution provision was $41.1 million for the nine months ended September 30, 2024; there was no provision for the nine months ended September 30, 2023.

Gain on Cancellation of Warrants

Gain on cancellation of warrants was $7.3 million for the nine months ended September 30, 2024; there was no gain or loss for the nine months ended September 30, 2023.

Income tax benefit (expense) from Continuing Operations

Income tax expense for the nine months ended September 30, 2024 was $0.7 million compared to a $6.2 million income tax benefit for the nine months ended September 30, 2023..

Net Loss (Income) from Discontinued Operations

There was zero net income or expense from discontinued operations for the nine months ended September 30, 2024 compared to $0.2 million gain in the nine months ended September 30, 2023, representing a decrease in gain of $0.2 million or 100%. We discontinued the TFC Productions operation after the six months ended June 30, 2022. The net $0.2 million income from discontinued operations during the nine months ended September 30, 2023 represents refunds of fees paid in 2023.

Year ended December 31, 2023 compared to the year ended December 31, 2022

	Year-Ended
	December 31
($ in thousands)	2023	2022	$Change	%Change
Revenues	$45,545	$47,681	$(2,136)	(4)%
Operating costs and expenses
Cost of revenues	42,709	41,241	1,468	4%
Research and development	9,826	12,368	(2,542)	(21)%
Selling and marketing	12,442	30,946	(18,504)	(60)%
General and administrative	55,981	100,542	(44,561)	44%
Contingent consideration	11,004	1,794	9,210	513%
Verzuz loss contingency	59,908	-	59,908	100%
Depreciation and amortization	30,436	25,468	4,968	20%
Asset impairment	83,885	-	83,885	100%
Total operating expenses	306,191	212,359	93,832	44%
Total operating loss	(260,646)	(164,678)	(95,968)	(58)%
Other income (expense), net
Change in fair value of warrants and long-term debt	(19,738)	26,585	(46,323)	(174)%
Interest expense	(35,407)	(25,417)	(9,990)	(39)%
Other income (expense), net	258	(194)	452	233%
Net loss from continuing operations before income taxes	(315,533)	(163,704)	(151,829)	(93)%
Income tax benefit (expense)	16,576	6,188	10,388	168%
Net loss from continuing operations	(298,957)	(157,516)	(141,441)	(90)%
Net income (loss) from discontinued operations, net of income taxes	200	(38,078)	38,278	101%
Net loss	(298,757)	(195,594)	(103,163)	(53)%
Less: Net loss attributable to noncontrolling interests	(4,067)	(3,968)	(99)	(2)%
Net loss attributable to Triller, Inc.	$(294,690)	$(191,626)	$(103,064)	(54)%

Revenues

Revenue decreased by $2.1 million, or 4%, for the year ended December 31, 2023, compared to the year ended December 31, 2022. The decrease was attributable to year-over-year decreases in event revenue for Thuzio, which declined by $4.4 million primarily as a result of a lack of marquee Events in the 2023 period; brand promotion and sponsorship revenue, which declined by $3.4 million; FITE PPV revenue, which declined by $3.0 million; and Amplify.ai revenue, which declined by $2.7 million. The decrease in revenue was partially offset by the acquisitions of BKFC and Julius, which contributed revenue of $8.3 million and $3.3 million, respectively.

Cost of Revenue

Cost of revenue increased by $1.5 million, or 4%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase was primarily attributable to the acquisitions of BKFC and Julius, which included cost of revenues of $12.1 million and $0.7 million, respectively. These increases in cost of revenue were partially offset by year-over-year decreases in costs of revenue for the Triller app, Amplify, TrillerTV and Thuzio of $4.9 million, $1.3 million, $1.7 million and $3.3 million, respectively.

Research and Development

Research and development expenses decreased by $2.5 million, or 21%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease was primarily attributable to reduced spend in hosting software and technology related to Triller’s Technology Platform.

Selling and Marketing

Selling and marketing expenses decreased by $18.5 million, or 60%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease was primarily attributable to lower marketing and advertising spend as part of Triller’s efforts to reduce overall operating costs by leveraging the acquisitions and Technology Platform to advertise Triller’s offerings across its platform as well as focusing its efforts on its core audiences.

General and Administrative from Continuing Operations

General and administrative expenses decreased by $44.6 million, or 44%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease was attributable primarily to reduction of music licensing costs for $19.5 million, legal costs for $12.3 million, and a reduction in stock compensation of $7.9 million.

Contingent Consideration

The change in fair value of contingent consideration as of the year ended December 31, 2023 resulted in an expense of $11.0 million, compared to a $1.8 million expense as of the year ended December 31, 2022, which represents a $9.2 million increase in contingent consideration expense period over period. For the year ended December 31, 2023, the change in fair value of contingent consideration primarily consisted of a $14.0 million increase in BKFC acquisition contingent consideration offset by a decrease in fair value of contingent consideration of $3.0 million for the Julius acquisition. For the year ended December 31, 2022, the change in fair value of contingent consideration primarily consisted of a $2.8 million increase in Verzuz acquisition contingent consideration and a decrease in fair value of contingent consideration of $1.0 million for the Julius acquisition.

Loss Contingency

The Company received a demand from Verzuz in which Verzuz asserts that an event of default has occurred, and that Verzuz Notes are accordingly immediately due and payable. The Company disputed that an event of default has occurred such that the holders of the Verzuz Notes are entitled to exercise their acceleration right. The matter was settled on February 16, 2024. As a result of the settlement, Verzuz extinguished $20 million of outstanding principal balance of the convertible notes and the Company returned to Verzuz members all Verzuz intellectual property and the Company recorded a non-cash litigation loss of $58.3 million (the overall loss on the settlement transaction).

Additionally, Fox Plaza, LLC initiated an action against Proxima Media, LLC and Triller Platform Co. (erroneously sued as Triller, Inc.) in Los Angeles Superior Court alleging breach of lease against Proxima Media, LLC and breach of guaranty against Triller Platform Co. as a result of defendants’ alleged failure to pay rents owed under a commercial office lease. The plaintiff seeks damages in excess of $3.5 million, plus attorney’s fees, costs of suit, and additional damages to be proven at trial. We intend to vigorously defend ourselves in this matter. A mediation has been set for August 27, 2024. We have accrued a liability for this loss contingency in the amount of $1.0 million. It is reasonably possible that the potential loss may exceed our accrued liability.

Depreciation and Amortization from Continuing Operations

Depreciation and amortization expense increased by $5.0 million, or 20%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase was primarily attributable to finite-lived intangible assets recognized in connection with Julius, Fangage, BKFC, TrillerTV, Thuzio and Amplify.ai acquisitions. Additional increase related to the acquisitions of Julius, Fangage and BKFC, whose depreciation and amortization from continuing operations increases were $8.2 million, $8.9 million and $0.4 million, respectively.

Asset Impairment

During the fourth quarter of fiscal 2023, the Company identified triggering events for impairment primarily attributable to the ongoing litigations. In addition, the estimated future cash flows generated through the use of intangible assets declined. These declines were due primarily to the fact that these businesses are expected to be generating significant losses in the future until additional investments are made. For the Company’s identifiable intangible assets subject to amortization, management believed there were unfavorable changes to assumptions and factors that occurred during fiscal 2023 that would indicate impairment. The estimated undiscounted future cash flows attributable to the amortizable intangibles are projected to be less than the carrying values for developed technology, trademarks and tradenames and customer-related intangibles. Therefore, the Company updated the fair values for identifiable intangibles using the income approach as of December 31, 2023. The Company compared the fair values to their carrying values, which resulted in aggregate impairment losses of $83.9 million.

Change in fair value of warrants and long-term debt

The change in fair value of warrants and long-term debt as of the year ended December 31, 2023 resulted in a loss of $19.7 million, compared to a $26.6 million gain as of the year ended December 31, 2022, which represents a $46.3 million loss period over period, which was primarily due to the change in fair value of underlying Common B Units in each period. In 2022, we early adopted ASU 2020-06, Debt – Debt with Conversion and Other Options, and began fair valuing convertible debt instruments entered into after June 30 2022.

Interest Expense

Interest expense increased by $10.0 million, or 39%, for the year ended December 31, 2023 compared to the year ended December 31, 2022.

Income tax benefit (expense) from Continuing Operations

Income tax benefit increased by $10.4 million, or 168%, for the year ended December 31, 2023 compared to the year ended December 31, 2022.

Net Loss (Income) from Discontinued Operations

Net income from discontinued operations was $0.2 million for the year ended December 31, 2023 compared to $38.1 million loss in the year ended December 31, 2022, representing a decrease in loss of $38.3 million or 101%. We discontinued the TFC Productions operation after the six months ended June 30, 2022. The loss during the year ended December 31, 2022 represents the net cost to discontinue the TFC Production operation. The net $0.2 million income from discontinued operations during the year ended December 31, 2023 represents refunds of fees paid in 2023.

Liquidity and Capital Resources

The following table summarizes our historical cash flows for each applicable period:

	Nine Months Ended		Year Ended
	September 30		December 31
($ in thousands)	2024	2023	2023	2022
Net cash used in operating activities	$(33,037)	$(33,981)	$(40,174)	$(103,351)
Net cash used in investing activities	(1,425)	(2,919)	(3,565)	(12,050)
Net cash flow provided by financing activities	33,381	31,422	42,262	61,900
Net cash flow from discontinued operations	-	2,747	(257)	20,658
Foreign exchange impact	(1)	(56)	(176)	41
Net (decrease) increase in cash, cash equivalents and restricted cash	$(1,082)	$(2,787)	$(1,910)	$(32,802)

As of September 30, 2024, Triller had cash, cash equivalents of $0.8 million. As of December 31, 2023, Triller had cash, cash equivalents and marketable securities of $1.8 million.

Operating Activities

During the nine months ended September 30, 2024, net cash used in operating activities was $33.0 million, compared to net cash used in operating activities of $34.0 million during the nine months ended September 30, 2023. Our operating activities included net losses of $107.9 million and $131.2 million for the nine months ended September 30, 2024 and 2023, respectively, which were offset by non-cash adjustments of $147.1 million and $89.0 million, respectively. Net change in Triller’s working capital resulted in a $63.3 million use of cash for operating activities during the nine months ended September 30, 2024, and $6.7 million of cash provided by operating activity during the nine months ended September 30, 2023. The net change in non-cash operating activity is due to $82.0 million Verzuz related asset impairments in the nine months ended September 30, 2024. The net changes in working capital for all periods presented are primarily due to the reduction in legal settlement accrual of $79.9 million.

During the year ended December 31, 2023, net cash used in operating activities was $40.2 million, compared to net cash used in operating activities of $103.4 million during the year ended December 31, 2022. Our operating activities included net losses of $298.8 million and $195.6 million for the year ended December 31, 2023 and 2022, respectively, which were offset by non-cash adjustments of $168.5 million and $29.6 million, respectively. Net change in Triller’s working capital resulted in increase of $90.1 million in cash provided by operating activities during the year ended December 31, 2023, and a $59.2 million increase during the year ended December 31, 2022. The net changes in working capital for all periods presented are primarily due to the timing of cash receipts from Brands and consumers and payments to vendors.

Investing Activities

Net cash used in investing activities was $1.4 million for the nine months ended September 30, 2024 and $2.9 million for the nine months ended September 30, 2023. Investing activity in 2024 and 2023 was driven by Triller’s continued investment in capitalized internal use software for its platform.

Net cash used in investing activities was $3.6 million for the year ended December 31, 2023 and $12.1 million for the year ended December 31, 2022. This was driven by Triller’s continued investment in capitalized internal use software for its platform in the year ended December 31, 2023, and purchase of businesses, net of cash acquired in the year ended December 31, 2022.

Financing Activities

Net cash provided by financing activities was $33.4 million and $31.4 million for the nine months ended September 30, 2024 and 2023, respectively. Net cash provided by financing activities was primarily driven by proceeds from subscriptions to the Convertible Notes of $4.2 million and $31.7 million for the nine months ended September 30, 2024 and 2023, respectively. For the nine months ended September 30, 2024, the Company received $28.7 million and $8.0 million in additional proceeds from related party advances and other lenders, respectively, which had not been received during the nine months ended September 30, 2023.

Net cash provided by financing activities was $42.3 million and $61.9 million for the year ended December 31, 2023 and 2022, respectively. Net cash provided by financing activities was primarily driven by proceeds from Notes Payables of $17.8 million for the year ended December 31, 2022 and subscriptions to the Convertible Notes of $44.0 million and $50.4 million for the year ended December 31, 2023 and 2022, respectively. The December 31, 2022 proceeds from financing activities were partially offset by repayments to earn-out liabilities of $2.3 million related to the 2021 acquisition of Verzuz.

Off-Balance Sheet Arrangements

Triller does not have any off-balance sheet arrangements as defined in Regulation S-K Item 303(a)(4).

Market for Triller’s Equity Interests, Related Stockholder Matters and Purchases of Equity Interests

Market Information

Triller’s Stockholder Interests are not currently traded on any exchange.

Dividends

Triller has not paid cash dividends on its stock since inception and has no intention to do so in the foreseeable future.

Equity Compensation Plans

Third Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”)

On July 31, 2021, Triller’s board of directors approved the 2021 Plan and initially reserved 32,531,510 Class B units for issuance. On September 30, 2023, Triller’s board of directors approved an amendment to the 2021 Plan that increased the reserve to 117,531,510 Class B units. Triller’s board of directors subsequently approved an amendment to the 2021 Plan to amend the permissible treatment of outstanding awards under the 2021 Plan upon a corporate transaction. Triller Corp. assumed the 2021 Plan and all equity awards granted under the 2021 Plan at the closing of the Triller Reorganization. Awards granted under the plan may be of shares of Series A common stock of Triller, restricted stock units or options to acquire shares of Series A common stock. The 2021 Plan provides that in the event that Triller is a party to a merger or consolidation, or in the event of a sale of all or substantially all of Triller’s units or assets, all units issued under the 2021 Plan will be treated in the manner described in the applicable definitive transaction agreement (or, in the event the transaction does not entail a definitive agreement to which Triller is a party, in the manner determined by Triller’s board of directors). The treatment specified in such definitive agreement may include the following with respect to outstanding awards under the 2021 Plan (i) (X) assumption, (Y) continuation or (Z) substitution of such awards with awards in the acquiror, (ii) cancellation of such awards for a payment to the participant with respect to each unit subject to the portion of an award that is vested as of the transaction date equal to the excess of (A) the value of the property (including cash) received by the participant as a result of the transaction over, to the extent applicable, (B) the per-unit exercise price of the award, or (iii) that such awards may be cancelled without the payment of any consideration, subject to certain notice periods for vested options, and in the case of restricted unit awards or restricted equity units, participants shall be entitled to the original purchase price, if any. Further, the participant’s right to exercise an option granted under the 2021 Plan during a limited period of time preceding the closing of the transaction may be suspended if such suspension is administratively necessary to permit the closing of the transaction and any right the participant has to exercise the award prior to vesting in the units subject to the award may be terminated, such that following the closing of the transaction the award may only be exercised to the extent it is vested.

Triller Corp. assumed the 2021 Plan and all equity awards granted under the 2021 Plan at the closing of the Triller Reorganization.

2020 Equity Incentive Plan (the “2020 Plan”)

On October 1, 2020, Triller’s board of directors approved the 2020 Plan and initially reserved 15,862,891 service provider units for issuance thereunder. Awards granted under the 2020 Plan are intended to qualify as “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43. The 2020 Plan provides that upon the effectiveness of a Change in Control (as defined in the 2020 Plan), all units issued under the 2020 Plan will be treated in the manner described in the applicable definitive transaction agreement (or, in the event the transaction does not entail a definitive agreement to which Triller is a party, in the manner determined by Triller’s board of directors), which agreement or determination need not treat all units in an identical manner.

Key Operating Metrics

Our mission is to build and amplify relationships between Brands, Creators and audiences to drive cultural experiences, content and commerce. We view our Technology Platform as a marketing engine that helps Brands (including the Brands we own) optimize their ability to sell products and services through various social channels. Our Technology Platform is designed to generate revenue through the dissemination of advertising content to increase awareness and engagement for a Brand’s goods and services.

We have strived to create a common definition of our operating metrics throughout our ecosystem. This includes companies or businesses we have acquired and integrated into our Technology Platform, as well our homegrown brands. These common definitions are applied to the methodology by which we count our key operating metrics: (i) total Consumer Accounts, (ii) total Events, (iii) number of Brands, and (iv) number of Creators. Each of the key operating metrics we monitor impacts our results of operations, and although there is not necessarily a direct correlation between each of these key operating metrics and our results of operations in a given period, these key operating metrics help inform our strategic initiatives and serve as indicia of the size of our market opportunity. As a result, we believe these key operating metrics are useful for investors to help them better evaluate our prospects and our current and future value.

Total Consumer Accounts. The total number of Consumer Accounts across our Technology Platform provides insight into the popularity and utility of our offerings and is an important metric for our business. “Consumer Accounts” are counted when consumers create accounts on a Triller brand or owned property and also when we employ our Technology Platform to create accounts on behalf of our Brands and Creators. We define total Consumer Accounts as the total number of individual Consumer Accounts recorded in databases across the Triller app) TrillerTV and BKFC (whether they are active or inactive on our Technology Platform) at or around the time of measurement, that we track and that are able to benefit from the services and features offered through our Technology Platform during the reported period. Furthermore we differentiate between Consumer Accounts that are owned by Triller and Triller brands (of which we had 286,726,082 at March 31, 2021, which increased to 339,997,522 at September 30, 2024) and Consumer Accounts that are established on behalf of our Brand and Creator partners (of which we had 56,879,462 at March 31, 2021, which increased to 113,621,136 at September 30, 2024). With respect to individual services, we do not count duplicate Consumer Accounts, however there may be duplicate Consumer Accounts across disconnected services such as a Consumer Account for a Triller owned brand and a Consumer Account we established on behalf of a Triller brand customer’s social media account on Facebook, Instagram, YouTube, or other platforms. We believe Consumer Accounts is an important metric for our business because it demonstrates the scale of our Technology Platform and facilitates the generation, consumption and monetization of content. The chart below shows the number of Consumer Accounts recorded in the databases of our Technology Platform in each of the periods indicated below between January 1, 2021 and September 30, 2024. The chart shows the consistent growth in both Triller Consumer Accounts and the Consumer Accounts we manage on behalf of Brands and Creators. We believe our business strategies will produce continued growth in both areas and that this growth will positively impact our results of operations in future periods. We further believe the growth of Consumer Accounts, including related to the Triller app, will help generate revenue as we remain focused on future monetization of our users outside of Events and have refocused our efforts to this end. We believe that this refocus will help generate future revenue growth and provide a more recurring source of revenue to help balance some of the historical variability from event driven peaks and troughs. However, there can be no assurance that we will continue to be successful in converting and monetizing user accounts to generate enough revenue to offset some of the volatility of revenue associated with our events related businesses.

Events. The total number of Events we host is a measure of our ability to connect with our users. We define “Events” as in-person or digital events that we produce and execute under our Triller brands or execute on behalf of Brands or Creators. These include in-venue events, digital streaming events and hybrid event experiences delivered through our Technology Platform and recorded in the databases of our Technology Platform. Total Events includes Events delivered through our Technology Platform and recorded in the databases of our Technology Platform. We believe this is an important metric for our business because it demonstrates the scale of our Technology Platform and facilitates the generation, distribution and monetization of content. The chart below shows the number of Events recorded in the databases of our Technology Platform in each of the periods indicated below between January 1, 2021 and September 30, 2024. The chart is reflective of the quarter-to- quarter variability of the number of Events we produce and execute and the Events we execute on behalf of others. As we continue to diversify our Events portfolio and our relationships with Brands and Creators, we believe we will grow total number of Events over time and that this growth will positively impact our results of operations in future periods.

Number of Brands: The total number of Brands utilizing our Technology Platform is an important metric for our business. We define total number of Brands as the sum of the number of Direct Brands and Tracked Brands utilizing our Technology Platform. Direct Brands are third party companies, products or product lines which are active on our Technology Platform during the relevant reporting period and utilize or have utilized one or more of our products or services offered through our Technology Platform, while Tracked Brands are companies, products or product lines whose associated data we track, report on and make available to our clients as part of one or more product offerings. We include Tracked Brands in our measurement even though they are not active on our Technology Platform at or around the time of measurement.

When we count a Brand for any period, if a Brand shows up more than once in that period it is only counted as one Brand during a reporting period. However there could be duplications in measurement in any of the following manners: (1) a Tracked Brand and a Direct Brand may be duplicated; (2) to the extent that a company utilizes an agency or consultant which is a third party to both us and the organization, that agency or consultant would then be counted as a separate Brand. We believe the total number of Brands is an important metric for our business because attracting more Brands increases the scale of our Technology Platform, which improves overall monetization rates and helps in turn to attract more Creators to our platform. The below charts show the number of Brands appearing in our Technology Platform in each of the periods indicated below between January 1, 2021 and September 30, 2024. The Tracked Brands chart shows the consistent growth in the total number of Brands we report and we believe our overall value proposition, diversification of Brand partners and our growth strategies will continue to produce consistent growth in the area. The decline in Direct Brands from the nine months ended September 30, 2022 to the three months ended March 31, 2023 and nine months ended September 30, 2023 to the nine months ended September 30, 2024 was driven primarily by fewer public and civic engagement events in that period, which resulted in fewer Brands utilizing our Technology Platform. Each period presented in the Direct Brands chart represents active Brands on our Technology Platform during that period.

Number of Creators: The total number of Creators utilizing our Technology Platform is another important metric for our business. Creators include influencers, artists, athletes, other individuals and public figures that utilize or have utilized our Technology Platform to create and publish content. We count Creators as a combination of creators with whom we have a direct relationship, such as those that create and publish content on our Technology Platform, or have done so in the past, and third parties that work with us to promote Brands. We also include creators that we have an indirect relationship with that we profile, analyze and report on via our Technology Platform to help Brands identify Creators that may be appropriate for their marketing activities. The chart shows the consistent growth in the total number of Creators and we believe our overall value proposition and diversification of Creators and will continue to produce consistent growth in the area.